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                                                                     Exhibit 1.1

                         CERTIFICATE OF AMENDMENT OF THE
                          ARTICLES OF INCORPORATION FOR
                              GREENVOLT POWER CORP.
                              ---------------------


GreenVolt Power, Corp., a corporation organized and existing under and by virtue of the General Corporate Law of the State of Nevada, hereby certifies, pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes, that:

FIRST: That the Stockholders authorized the Board of Directors to amend the Articles of Incorporation to change the name of the Corporation pursuant to
Section 78.320 of the Nevada Revised Statutes.

SECOND: This Certificate of Amendment of the Articles of Incorporation of the Corporation has been duly adopted in accordance with Section 78.315 of the Nevada Revised Statutes.

THIRD:  Article I of the Articles of Incorporation is hereby amended as follows:

                                    Article I
                             NAME OF THE CORORATION

The name of the corporation shall be, Satellite Enterprises Corp.

FOURTH: That the Stockholders authorized the Board of Directors to Amend the Articles of Incorporation to effect a one for one hundred reverse split of the Corporation's common stock. Accordingly, Article IV of the Articles of Incorporation is hereby amended as follows:

                                    Article V
                         AUTHORIZATION OF CAPITAL STOCK

There are currently 25,855,240 common stock shares issued and outstanding. The Stockholders and the Board of Directors hereby approve a 1 for 100 reverse split of the common stock of the company effective on the close of business on September 15, 2002. After the reverse split, there will be 258,552 shares issued and outstanding. The par value will remain unchanged at $0.001, and the number of authorized shares of common stock will remain unchanged at 200,000,000. All fractional shares are to be rounded up.

All other provisions of Article IV are to remain the same.

FIFTH: The amendments set forth above was adopted by a unanimous vote of the Board of Directors and stockholders holding in excess of a majority of the outstanding voting securities of the Corporation by written consent pursuant to Sections 78.320 and 78.315 of the Nevada Revised Statutes, as follows:

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As of August 28, 2002, the record date for the meeting of shareholders, the number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 25,855,240; that said change(s) and amendments have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, the undersigned certifies under penalty of perjury that he has read the foregoing Certificate of Amendment of the Articles of Incorporation and knows the contents thereof, and that the statements therein are true, and has caused this Certificate of Amendment to be signed this 4th day of September, 2002.



                                                       /s/   ROBERT HODGE
                                                       -----------------------
                                                       Robert Hodge
                                                       President and Secretary